Exhibit 99.1

Media Contact:	Investor Contact:
Jayne Wallace	Erica Bolton
Virgin Mobile USA	Virgin Mobile USA
908-607-4014	908-607-4108
jayne.wallace@virginmobileusa.com	erica.bolton@virginmobileusa.com

VIRGIN MOBILE USA REPORTS STRONG Q3 2008 RESULTS

Highlights Include*:

•	Total operating revenues of $323.2 million, Net service revenues of $305.0 million; both up 1% year over year

•	Adjusted EBITDA of $27.5 million, up 61% year over year

•	Gross adds of 821,491, up 8% year over year and 13% sequentially

•	Net income of $4.1 million versus net loss of ($7.4 million)

•	Diluted earnings per share of $0.07 versus pro forma net loss per share of ($0.14), up 150%

•	Adjusted earnings per share of $0.08**

•	Free cash flow through Q3 of $28.2 million; Unlevered free cash flow of $52.2 million

•	Closed the acquisition of Helio from SK Telecom and EarthLink on August 22, 2008

•	Approximately 5.2 million customers, up 6% year over year

*	All highlights include the impact of the Helio acquisition, which closed on August 22, 2008.
**	Adjusted earnings per share exclude the amortization of intangible assets for the acquisition.

WARREN, N.J., November 10, 2008 — Virgin Mobile USA, Inc. (NYSE: VM), a leading national provider of wireless communications services, today reported its financial and operational results for the three and nine months ended September 30, 2008. During the third quarter, Virgin Mobile USA closed the acquisition of Helio, a joint venture between SK Telecom and EarthLink, Inc. (NASDAQ: ELNK) that complements Virgin Mobile USA’s strengths through its specialization in highly advanced postpaid products and services. Financial results for Helio are included in Virgin Mobile USA’s results beginning on August 22, 2008.

“Our business performed well in the third quarter,” said Dan Schulman, Chief Executive Officer, Virgin Mobile USA. “We were able to increase gross customer additions by 8% year over year, while our continued operational discipline allowed us to once again overperform in Adjusted EBITDA, growing by 61% versus Q3 2007 and improving our Adjusted EBITDA margin by 330 basis points.”

Schulman continued, “despite a challenging economic environment, we have not stood still. In the third quarter we closed the acquisition of Helio, and just 21 days later announced the launch of Shuttle, our first EV-DO phone with integrated Helio data services offered to our prepaid and hybrid customers. We also continued our roll-out of new service plans, increasing hybrid customers to 47% of gross customer additions, and sequentially increasing ARPU by 5% to $20.19 during the quarter. Our free cash flow excluding interest expense continues to grow and is now at $52.2 million for the year. We are pleased with the trajectory of the business as we enter the holiday season.”

Overview and Basis of Presentation

Financial results for Helio are included in Virgin Mobile USA’s results beginning on August 22, 2008. The financial results for the three and nine months ended September 30, 2007 presented in this release reflect the retroactive consolidation of Virgin Mobile USA, Inc., Virgin Mobile USA, L.P., and Bluebottle USA Investments L.P. Virgin Mobile USA, Inc. is a holding company formed for the purpose of an initial public offering, or IPO, that was completed on October 16, 2007. The earnings per share for the three and nine months ended September 30, 2007 converts the historical weighted average number of outstanding units of limited liability company interests in Virgin Mobile USA, LLC, our pre-IPO predecessor entity to common stock based on a conversion rate used in the reorganization. Virgin Mobile USA is also presenting its earnings per share for the three and nine months ended September 30, 2007 on a pro forma basis which also reflects the shares issued in the IPO as outstanding for 2007.

This press release uses several financial performance metrics, including Adjusted EBITDA, Adjusted EBITDA margin, ARPU, CCPU, CPGA, free cash flow and unlevered free cash flow, which are not calculated in accordance with GAAP. The Company believes that these non-GAAP financial metrics are helpful in understanding its operating performance from period to period and, although not every wireless company defines these metrics in the same way, believes that these metrics as used by Virgin Mobile USA facilitate comparisons with other wireless service providers. These metrics should not be considered substitutes for any performance metrics determined in accordance with GAAP. For a reconciliation of non-GAAP financial measures, please refer to the section entitled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” included at the end of this release.

Key Financial & Operating Results for the Third Quarter and First Nine Months of 2008

Virgin Mobile USA, Inc.

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands, except per share amounts)	2008	2007	2008	2007
Net service revenue	$305,031	$301,414	$900,159	$933,464
Total operating revenue	323,185	319,504	967,380	986,406
Operating income	14,086	6,871	50,670	60,436
Net income	4,067	(7,381)	12,362	18,931
Adjusted EBITDA	27,512	17,039	88,535	89,923
Adjusted EBITDA margin	9.0%	5.7%	9.8%	9.6%
Earnings per common share - basic(1)	$0.07	$(0.29)	$0.23	$0.73
Earnings per common share - diluted(1)	$0.07	$(0.29)	$0.23	$0.37
Adjusted Earnings per common share - diluted(2)	$0.08	N/A	$0.23	N/A
Pro forma earnings per common share - diluted(1)	N/A	$(0.14)	N/A	$0.28
Interest expense - net	6,905	14,332	24,177	41,780
Capital expenditures			12,570	19,144

(1)	The calculation of basic and diluted earnings per share for 2007 converts the historical weighted average number of units of limited liability company interests in Virgin Mobile USA, LLC outstanding for the three and nine months ended September 30, 2007 to common stock based on a conversion rate used in the reorganization. In addition, the pro forma diluted earnings per share reflects the shares issued in the IPO as if they were outstanding for all of 2007.

(2)	Adjusted earnings per common share on a diluted basis excludes the amortization of intangible assets adjusted for minority interest, relating to the acquisition of Helio on August 22, 2008.

Virgin Mobile USA, Inc.

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Gross additions	821,491	759,927	2,345,436	2,426,919
Churn	5.5%	4.9%	5.4%	4.9%
Net customer additions	(3,267)	45,830	(96,768)	302,127
End-of-period customers	5,164,305	4,876,217	5,164,305	4,876,217
ARPU	$20.19	$20.59	$19.82	$21.31
CCPU	$12.62	$12.81	$12.11	$13.27
CPGA	$105.86	$127.35	$111.50	$108.10
Unlevered cash flow (in thousands)			$52,163	$48,913

During the third quarter of 2008, Virgin Mobile USA’s net service revenue was $305.0 million, an increase of 1% versus the same period last year. Virgin Mobile USA’s net service revenue for the first nine months of 2008 was $900.2 million compared to $933.5 million in the same period in 2007, a decrease of 4%. Net service revenue in both the third quarter and first nine months of 2008 was impacted by the economic environment as well as usage trends toward lower cost alternatives such as text messaging.

Adjusted EBITDA in the third quarter of 2008 was $27.5 million, an increase of 61% compared to Adjusted EBITDA of $17.0 million in the third quarter of 2007. Adjusted EBITDA included the impact of a higher FET tax refund received in the third quarter of this year, offset by one-time transition costs from Helio and the shift to IT outsourcing with IBM. Adjusted EBITDA margin for the third quarter increased to 9.0% from 5.7% in the third quarter of 2007. Despite difficult economic conditions, Virgin Mobile USA increased its year over year profitability as the Company continues to benefit from ongoing operating efficiency initiatives as well as more favorable network costs.

Adjusted EBITDA for the first nine months of 2008 was $88.5 million compared to $89.9 million for the first nine months of 2007. Adjusted EBITDA for the first nine months of 2008 was impacted by additional investments in marketing-related activities in order to strengthen our retail presence and better position us for the fourth quarter selling season, along with additional one-time costs associated with the implementation of our new services agreement with IBM and the Helio transition.

Virgin Mobile USA’s net income for the quarter ended September 30, 2008 was $4.1 million, compared to a net loss of $7.4 million for the third quarter of 2007. Additionally, net income for the third quarter of 2008 included minority interest expense of $4.4 million, which did not exist in the comparable period in the prior year. Net income for the first nine months of 2008 was $12.4 million compared to $18.9 million for the first nine months of 2007. The first nine months of 2008 included $6.4 million in minority interest and a $6.5 million incremental expense related to our tax receivable agreements, neither of which existed in the prior year period.

Diluted earnings per share for the third quarter of 2008 was $0.07, compared to diluted loss per share of $0.29 for the third quarter of 2007. Adjusted earnings per share was $0.08 in the third quarter and excludes the amortization of intangible assets, adjusted for minority interest, as a result of the acquisition of Helio. Pro forma diluted earnings per share, which is adjusted to reflect the fully diluted share count following the Company’s IPO, was a net loss of $0.14 in the third quarter of 2007. Pro forma diluted earnings per share for the first nine months of 2007 was $0.28 per share, with fully diluted earnings per share in the first nine months of 2008 at $0.23.

Unlevered free cash flow, which excludes cash paid for interest, totaled $52.2 million for the first nine months of 2008, up 7% from $48.9 million in the first nine months of 2007. The increase in unlevered free cash flow is a result of ongoing cost efficiencies in Virgin Mobile USA’s model as well as the ongoing benefit from the amendments made to its Sprint PCS Services agreement throughout 2008. Capital expenditures for the first nine months of 2008 were $12.6 million, compared to $19.1 million for the first nine months of 2007.

Concurrent with the close of the Helio acquisition in the third quarter, Virgin Mobile USA made changes to its capital structure which the Company believes significantly improved its structure and outlook. Virgin Mobile USA increased its liquidity by adding an incremental $60 million to its revolving credit facility and also paid $50 million of the outstanding balance under its senior secured credit facility, through investments and commitments made by Virgin Group and SK Telecom. The net debt reduction to Virgin Mobile USA at close was approximately $40 million. As a result, net interest expense for the third quarter was $6.9 million, down from $7.9 million in the second quarter of 2008. Total net debt at the end of the third quarter was reduced to $259 million from $300 million at the end of last quarter.

John Feehan, Chief Financial Officer of Virgin Mobile USA, commented, “We are pleased with the strong Adjusted EBITDA and free cash flow the Company produced for the third quarter and first nine months of the year. The successful completion of the Helio acquisition has enhanced our capital structure, and positioned the Company well for continued growth and profitability in the fourth quarter and into 2009.”

Key Metric Performance Review for the Third Quarter and First Nine Months of 2008

Gross additions, (or new Virgin Mobile USA customers who activated their accounts) during the third quarter of 2008 totaled 821,491, up 8% from 759,927 in the third quarter of 2007. Gross additions for the first nine months of 2008 were 2,345,436, down 3% from 2,426,919 in the first nine months of 2007, due to the current economic conditions and their impact on consumer behavior. The gross addition increase in the third quarter of 2008 is a result of the success of the Company’s newly launched service plans, trends for which continue to be encouraging.

The Company’s cost per gross addition (CPGA) for the third quarter of 2008 was $105.86, compared to CPGA of $127.35 in the third quarter of 2007. CPGA for the first nine months of 2008 was $111.50, compared to $108.10 in the first nine months of 2007. Virgin Mobile USA CPGA in the third quarter benefited from a reduction in marketing spend following investments in its new service plans in the first half of the year.

Average monthly customer turnover, or churn for the three months and nine months ended September 30, 2008 was 5.5% and 5.4%, respectively, compared with 4.9% for both the three and nine month periods ended September 30, 2007. As of September 30, 2008, the Company had approximately 5.2 million customers, an increase of 6% over September 30, 2007, reflecting, in part, the acquisition of Helio. The increase in churn was as a result of normal churn patterns that occur after new plans are implemented and was within our expectations.

Average revenue per user (ARPU) for the third quarter of 2008 was $20.19, reflecting a 2% decline from the prior year’s third quarter ARPU of $20.59, and an increase of 5% from the second quarter of 2008. ARPU for the first nine months of 2008 was $19.82, a 7% decline compared to $21.31 for the same period last year. ARPU in the first three and nine months of 2007 benefited from the launch of our hybrid plans in the second half of 2006. The sequential growth in ARPU from $19.32 in the second quarter was the result of continued adoption of the new higher cost plans as well as the impact of our recent acquisition of Helio.

Outlook

Virgin Mobile USA’s management believes the operational initiatives it has put in place in recent quarters, including new service plans, improved handsets, increased distribution and operational cost savings, will enable it to continue to produce positive business trends in the fourth quarter of 2008, and position the Company for growth in 2009.

Fourth Quarter & Full Year 2008

With the current economic environment challenging for all businesses, particularly at retail, we believe it is prudent to be conservative in our expectations for the holiday season. However, Virgin Mobile USA’s fourth quarter results are expected to continue to reflect the positive impact of the Company’s operational initiatives.

•

The third quarter was the first full quarter of our new service plans and new “$79.99 Totally Unlimited” calling plan. We expect these plans to continue to provide a positive impact to the business. Fourth quarter net adds are expected to be in the range of 60,000 – 100,000 with gross additions roughly flat with the fourth quarter of 2007.

•	Net service revenues are expected to show annual growth of 6% to 9% in the fourth quarter, in the range of $310 - $320 million.

•

Adjusted EBITDA for 2008 is expected to remain between $105 and $130 million, excluding approximately $15 million of incremental one-time costs associated with Helio and the transition to IBM IT outsourcing.

•	Including the incremental costs associated with Helio and IBM, adjusted earnings per share for the full year 2008 is expected to be in the range of $0.03 - $0.07.

Recent Highlights

•

Closed Helio acquisition and received $50 million in equity capital investment from SK Telecom and Virgin Group. The transaction resulted in a net debt reduction of approximately $40 million at close. As a result of benefits from this transaction, the Company’s total net debt was reduced to approximately $259 million at the end of the third quarter.

•

Debuted “Shuttle,” Virgin Mobile USA’s first 3G handset and the first Virgin Mobile USA device to integrate features from the Helio portfolio. The slider device includes a 1.3 megapixel camera and is made by Personal Communications Devices, LLC.

•

Virgin Mobile USA reached an agreement with Sprint to revise the terms of its existing network contract. Under the Fifth Amendment to the PCS Services Agreement, Virgin Mobile USA’s cost per minute is tied directly to the volume of network traffic it generates, and will no longer be dependent on Sprint’s network costs. Virgin Mobile USA will achieve reductions to its per minute rate upon achieving certain targets for the volume of minutes used by its customers. Additionally, effective July 1, 2008, Sprint is providing a $2.50 network usage credit to Virgin Mobile USA for each gross customer addition, with a cap at $10 million.

•

Implemented the transition to IBM for managed information technology (IT) services. The agreement will allow Virgin Mobile USA to enhance its technology capabilities and improve its product portfolio for new and existing customers by affording the Company access to IBM’s significant telecommunications industry experience and state-of-the-art IT resources. The Company incurred approximately $6.2 million in one-time costs associated with the transition during the third quarter. These transition costs are expected to yield IT operational cost savings of approximately $50 million over the next five years.

•

Virgin Mobile USA unveiled its new branding message to highlight its acquisition: “Helio By Virgin Mobile: Plan To Have It All.” The new branding included the enhancement of Helio’s $80 a la carte plan to include unlimited minutes rather than the current 1500 minutes included with the plan.

•

Appointed two new board members: Richard Chin, President of SK Telecom Americas (NYSE: SKM), a subsidiary of SK Telecom; and Sung Won Suh, EVP and Head of Global Strategy and Investment for SK Telecom.

•	Named Top Retail Supplier with SPARC Award from major retailers including Wal-Mart, Best Buy, Target and others.

•

Executed third Virgin Mobile Festival featuring Bob Dylan, Kanye West, Chuck Berry and Foo Fighters along with 35 other acts over two days in Baltimore. Kyocera, Dell and Toyota were participating sponsors.

Earnings Conference Call

Virgin Mobile USA will host a conference call Monday, November 10, 2008 at 5:00 P.M. (ET) with access available via Internet and telephone. Investors and analysts may participate in the live conference call by dialing 1-888-354-3598 (toll-free domestic) or 1-706-643-8861 (international); passcode: 68535312. Please register at least 10 minutes before the conference call begins. A replay of the call will be available for one week via telephone starting approximately two hours after the call ends. The replay can be accessed at 1-800-642-1687 (toll-free domestic) or 1-706-645-9291 (international); passcode: 68535312. The webcast will be archived on Virgin Mobile USA’s web site after the call at http://investorrelations.virginmobileusa.com/.

About Virgin Mobile USA, Inc.

Virgin Mobile USA, Inc. [NYSE: VM], through its operating company Virgin Mobile USA, L.P., offers more than five million customers control, flexibility and choice through Virgin Mobile’s Plans Without Annual Contracts and postpaid offerings through Helio By Virgin Mobile, with national coverage for both powered by the Sprint PCS network.

Virgin Mobile USA is known for its award-winning customer service, was recently rated the best prepaid wireless service for the third year in a row in the Annual PC Magazine Readers’ Choice Survey, with 90% of its own customers reporting satisfaction with its service. Virgin Mobile USA allows customers to earn free minutes in exchange for viewing advertising content online through the innovative Sugar Mama program. Virgin Mobile USA’s full slate of smart, stylish and affordable handsets are available at approximately 40,000 top retailers nationwide and online at www.virginmobileusa.com, with Top-Up cards available at more than 140,000 locations. Helio’s advanced devices like the Ocean and unlimited All-in voice plans can be explored at www.helio.com.

Safe Harbor Statement

This press release contains certain forward-looking statements and information relating to us that are based on the beliefs of our management as well as assumptions made by, and information currently available to, us. These statements include, but are not limited to, statements about our strategies, plans, objectives, expectations, intentions, expenditures, and assumptions and other statements contained in this document that are not historical facts. When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan” and “project” and similar expressions, as they relate to us are intended to identify forward-looking statements. These statements reflect our current views with respect to future events, are not guarantees of future performance, and involve risks and uncertainties that are difficult to predict. Further, certain forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Many factors could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, those risks and uncertainties discussed in our filings with the Securities and Exchange Commission, copies of which are available on our investor relations website at http://investorrelations.virginmobileusa.com/ and on the SEC website at http://www.sec.gov/. We neither intend nor assume any obligation to update these forward-looking statements, which speak only as of their dates.

Virgin Mobile USA, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

(Unaudited)

	September 30, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$6,495	$19
Accounts receivable, less allowances of $1,584 at September 30, 2008 and $610 at December 31, 2007	58,140	57,956
Due from related parties	220	321
Other receivables	22,573	14,613
Inventories	153,054	137,364
Prepaid expenses and other current assets	33,571	19,722

Total current assets	274,053	229,995

Property and equipment	177,634	154,162
Accumulated depreciation and amortization	(124,691)	(108,249)

Property and equipment - net	52,943	45,913
Acquired intangibles	52,703	—
Goodwill	8,448	—
Other assets	7,842	6,131

Total assets	$395,989	$282,039

Liabilities, minority interest, preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$97,943	$111,753
Due to related parties	81,780	56,486
Book cash overdraft	—	2,045
Accrued expenses and other current liabilities	118,370	73,142
Deferred revenue	129,835	128,125
Current portion of long-term debt	26,395	32,669

Total current liabilities	454,323	404,220

Long-term debt	177,378	244,037
Related party debt	55,000	45,000
Due to related parties	6,380	—
Other liabilities	2,000	3,981

Total non-current liabilities	240,758	293,018

Commitments and contingencies
Minority interest in consolidated subsidiaries	6,390	—

Series A convertible preferred stock, par value $0.01 and stated value $1,000 per share - 50,000 shares authorized, and 50,000 shares issued and outstanding at September 30, 2008, and 0 shares issued and outstanding at December 31, 2007	50,000	—

Stockholders’ deficit:
Common stock:
Class A common stock, par value $0.01 per share - 200,000,000 shares authorized and 53,421,107 shares issued and outstanding, net of 37,560 treasury shares at September 30, 2008 and 53,136,839 shares issued and outstanding, net of 13,231 treasury shares at December 31, 2007	534	532
Class C common stock, par value $0.01 per share - 999,999 shares authorized and 115,062 shares issued and outstanding at June 30, 2008 and December 31, 2007	1	1
Class B common stock, par value $0.01 per share - 1 share authorized, issued and outstanding at September 30, 2008 and December 31, 2007	—	—
Additional paid-in-capital	386,932	340,382
Accumulated deficit	(742,498)	(754,860)
Accumulated other comprehensive loss	(451)	(1,254)

Total stockholders’ deficit	(355,482)	(415,199)

Total liabilities, minority interest, preferred stock and stockholders’ deficit	$395,989	$282,039

Virgin Mobile USA, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Operating revenue
Net service revenue	$305,031	$301,414	$900,159	$933,464
Net equipment revenue	18,154	18,090	67,221	52,942

Total operating revenue	323,185	319,504	967,380	986,406
Operating expenses
Cost of service (exclusive of depreciation and amortization)	84,543	89,352	250,442	273,331
Cost of equipment	102,997	99,133	307,770	292,157
Selling, general and administrative (exclusive of depreciation and amortization)	104,510	115,529	323,927	335,132
Restructuring expense	6,511	—	6,511	—
Depreciation and amortization	10,538	8,619	28,060	25,350

Total operating expenses	309,099	312,633	916,710	925,970

Operating income	14,086	6,871	50,670	60,436

Other expense (income)
Interest expense	8,591	15,171	25,933	43,180
Interest income	(1,686)	(839)	(1,756)	(1,400)

Interest expense - net	6,905	14,332	24,177	41,780
Other (income) expense	(1,737)	(80)	6,453	(275)

Total other expense	5,168	14,252	30,630	41,505

Income (loss) before income tax expense and minority interest	8,918	(7,381)	20,040	18,931
Income tax expense	421	—	1,288	—

Income (loss) before minority interest	8,497	(7,381)	18,752	18,931
Minority interest	4,430	—	6,390	—

Net income (loss)	4,067	(7,381)	12,362	18,931
Preferred stock dividend	333	—	333	—

Net income (loss) available to common stockholders	3,734	(7,381)	12,029	18,931
Net income (loss)	4,067	(7,381)	12,362	18,931
Other comprehensive income (loss):
Unrealized income (loss) on interest rate swap	1,337	(1,848)	803	(1,700)

Total comprehensive income	$5,404	$(9,229)	$13,165	$17,231

Basic and diluted earnings per share information:
Earnings (loss) per common share - basic	$0.07	$(0.29)	$0.23	$0.73
Earnings (loss) per common share - diluted	$0.07	$(0.29)	$0.23	$0.37
Weighted average common shares outstanding - basic	52,987	25,828	52,844	25,810
Weighted average common shares outstanding - diluted	65,046	25,828	52,943	50,652

Virgin Mobile USA, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine months ended September 30,
	2008	2007
Operating activities
Net income	$12,362	$18,931
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	28,060	25,350
Amortization of deferred financing costs	1,278	1,474
Non-cash charges for stock-based compensation	9,207	3,580
Non-cash cost of royalties and services	333	408
Write-offs of fixed assets	671	—
Minority interest	6,390	—
Changes in assets and liabilities:
Accounts receivable	17,963	17,236
Due from related parties	101	11,995
Other receivables	(7,940)	(852)
Inventories	(8,065)	(42,949)
Prepaid expenses and other assets	(9,657)	(3,258)
Accounts payable	(20,954)	11,945
Due to related parties	22,213	9,359
Deferred revenue	(4,808)	(3,579)
Accrued expenses and other liabilities	(6,356)	(22,853)

Net cash provided by operating activities	40,798	26,787

Investing activities
Cash acquired, net of acquisition costs	3,516	—
Capital expenditures	(12,570)	(19,144)

Net cash used in investing activities	(9,054)	(19,144)

Financing activities
Net change in book cash overdraft	(2,045)	(12,156)
Net change in related party debt	—	32,000
Proceeds from issuance of Preferred Stock	50,000	—
Repayment of long-term debt	(72,933)	(27,750)
Other	(290)	263

Net cash used in financing activities	(25,268)	(7,643)

Net increase in cash and cash equivalents	6,476	—
Cash and cash equivalents at beginning of year	19	8

Cash and cash equivalents at end of period	$6,495	$8

Definition of Terms and Reconciliation to Non-GAAP Financial Measures

This earnings press release includes several historical key performance metrics used in the wireless communications industry to manage and assess our financial performance. These metrics include gross additions, churn, net customer additions, end-of-period customers, Adjusted EBITDA, Adjusted EBITDA margin, average revenue per user, or ARPU, cash cost per user, or CCPU, cost per gross addition, or CPGA, and unlevered free cash flow. Trends in key performance metrics such as ARPU, CCPU and CPGA will depend upon the scale of our business as well as the dynamics in the marketplace and our success in implementing our strategies. These metrics are not calculated in accordance with generally accepted accounting principles in the United States, or GAAP. A non-GAAP financial metric is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of operations or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented. We believe that the non-GAAP financial metrics that we use are helpful in understanding our operating performance from period to period and, although not every company in the wireless communications industry defines these metrics in precisely the same way, we believe that these metrics as we use them facilitate comparisons with other wireless communications providers. These metrics should not be considered substitutes for any performance metric determined in accordance with GAAP.

Gross additions represents the number of new customers that activated an account during a period or, in the case of postpaid, the number of new or existing customers that activated a new contract, unadjusted for churn during the same period. In measuring gross additions, we begin with account activations and exclude returns, customers who have reactivated and fraudulent activations. Note that returns include “remorse returns” for the postpaid business, within 30 days of activation, and retailer returns for the prepaid business, without time restrictions. These adjustments are applied in order to arrive at a more meaningful measure of our customer growth.

Churn is used to measure customer turnover on an average monthly basis. Churn is calculated as the ratio of the net number of prepaid or postpaid customers that disconnect from our service during the period being measured to the weighted average number of customers during that period, divided by the number of months during the period being measured. The net number of customers that disconnect from our service is calculated as the total number of customers that disconnect less the adjustments noted under gross additions above. These adjustments are applied in order to arrive at a more meaningful measure of churn. The weighted average number of customers is the sum of the average number of customers for each day during the period being measured divided by the number of days in the period. For the prepaid business, churn includes those pay-by-the-minute customers that we automatically disconnect from our service when they have not replenished, or “Topped-Up,” their accounts for 150 days, as well as those monthly customers who we automatically disconnect when they have not paid their monthly recurring charge for 150 days (except for such monthly customers who replenish their account for less than the amount of their monthly recurring charge and, according to the terms of our monthly plans, may continue to use our services on a pay-by-the-minute basis), and such customers that voluntarily disconnect from our service prior to reaching 150 days since replenishing their account or paying their monthly recurring charge. We utilize 150 days in our calculation as it represents the last date upon which a customer that replenishes his or her account is still permitted to retain the same phone number. We have recently introduced an option which allows customers to extend the 150 day period to one year by replenishing their account using an

“Annual Top-Up.” In this case we will automatically disconnect their service if an additional Top-Up is not made within 415 days of the qualifying Annual Top-Up. We also offer an option which allows customers to extend the “current status” of their account to one year by replenishing their account using an Annual Top-Up. In this case, within 60 days of the expiration of the extended one year period of “current status,” the customer must Top-Up an additional qualifying amount or we will automatically disconnect their service. For the postpaid business, churn includes those customers who either disconnect from our service voluntarily or whose service we disconnect for nonpayment. These calculations are consistent with the terms and conditions of our service offering. We believe churn is a useful metric to track changes in customer retention over time and to help evaluate how changes in our business and services offerings affect customer retention. In addition, churn is also useful for comparing our customer turnover to that of other wireless communications providers.

Net customer additions and end-of-period customers are used to measure the growth of our business model, to forecast our future financial performance and to gauge the marketplace acceptance of our offerings. Net customer additions represent the number of new customers that activated an account during a period or, in the case of postpaid, the number of new or existing customers that activated a new long-term contract, adjusted for churn during the same period. End-of-period customers are the total number of customers at the end of a given period.

Adjusted EBITDA is calculated as net income (loss) plus interest expense - net, income tax expense, tax receivable agreements expense, depreciation and amortization, write-offs of fixed assets, non-cash compensation expense, minority interest, equity issued to a member, debt extinguishment costs and expenses of Bluebottle USA Investments L.P. prior to the completion of the IPO. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by net service revenue. We believe Adjusted EBITDA is a useful tool in evaluating performance because it eliminates items related to taxes, as well as the tax receivable agreements, non-cash charges relating to depreciation and amortization, write-offs of fixed assets and minority interest, as well as items relating to both the debt and equity portions of our capital structure. Adjustments relating to interest expense, income tax expense, and depreciation and amortization, write-offs of fixed assets and minority interest are each customary adjustments in the calculation of supplemental measures of performance. We also exclude tax receivable agreement-related expenses for payments to the Virgin Group for the utilization of the net operating loss carryforwards, and to Sprint Nextel, for the increase in tax basis that will be allocated to us, as we consider them to be the functional equivalent of paying taxes. We believe such adjustments are meaningful because they are indicators of our core operating results and our management uses them to evaluate our business. Specifically, our management uses them in its calculation of compensation targets, preparation of budgets and evaluations of performance. Similarly, we believe that the exclusion of non-cash compensation expense provides investors with a more meaningful indication of our performance as these non-cash charges relate to the equity portion of our capital structure and not our core operating performance. The expenses of Bluebottle USA Investments L.P. also do not relate to our core operating performance and are, therefore, excluded. These exclusions are also consistent with how we calculate the measures we use for determining certain bonus compensation targets, preparing budgets and for other internal purposes.

The following table illustrates the calculation of Adjusted EBITDA and Adjusted EBITDA margin and reconciles Adjusted EBITDA to net income which we consider to be the most directly comparable GAAP financial measure.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
(In thousands, except Adjusted EBITDA margin)	(Unaudited)		(Unaudited)
Net income (loss)	$4,067	$(7,381)	$12,362	$18,931
Plus:
Depreciation and amortization	10,538	8,619	28,060	25,350
Interest expense - net	6,905	14,332	24,177	41,780
Income tax expense	421	—	1,288	—
Tax receivable agreements (benefit) expense	(1,736)	—	6,380	—
Non-cash compensation expense	2,446	1,390	9,207	3,580
Write-offs of fixed assets	441	—	671	—
Minority Interest	4,430	—	6,390	—
Bluebottle USA Investments L.P. expenses prior to the IPO	—	79	—	282

Adjusted EBITDA	$27,512	$17,039	$88,535	$89,923

Net service revenue	$305,031	$301,414	$900,159	$933,464
Adjusted EBITDA margin	9.0%	5.7%	9.8%	9.6%

Average revenue per user, or ARPU, is used to measure and track the average revenue generated by our customers on a monthly basis. ARPU is calculated as net service revenue for the period divided by the weighted average number of customers for the period being measured, further divided by the number of months in the period being measured. The weighted average number of customers is the sum of the average customers for each day during the period being measured divided by the number of days in that period. ARPU helps us to evaluate customer performance based on customer revenue and forecast our future service revenues.

The following table illustrates the calculation of ARPU and reconciles ARPU to net service revenue which we consider to be the most directly comparable GAAP financial measure.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
(In thousands, except number of months and ARPU)	(Unaudited)		(Unaudited)
Net service revenue	$305,031	$301,414	$900,159	$933,464
Divided by weighted average number of customers	5,036	4,880	5,047	4,866
Divided by number of months in the period	3	3	9	9

ARPU	$20.19	$20.59	$19.82	$21.31

Cash cost per user, or CCPU, is used to measure and track our costs to provide support for our services to our existing customers on an average monthly basis. The costs included in this calculation are our (i) cost of service (exclusive of depreciation and amortization), excluding cost of service associated with initial customer acquisition, (ii) general and administrative and restructuring expenses, excluding Bluebottle USA Investments L.P. general and administrative expenses prior to the IPO and non-cash compensation expenses, (iii) write-offs of fixed assets, (iv) net loss on equipment sold to existing customers, (v) cooperative advertising expenses in support of existing customers and (vi) other expense (income), excluding tax receivable agreements expenses, debt extinguishment costs and Bluebottle USA Investments L.P. These costs are divided by our weighted average number of customers for the period being measured, further divided by the number of months in the period being measured. CCPU helps us to assess our ongoing business operations on a per customer basis, and evaluate how changes in our business operations affect the support costs per customer. Given its use throughout the industry, CCPU also serves as a standard by which we compare our performance against that of other wireless communications companies.

The following table illustrates the calculation of CCPU and reconciles total costs used in the CCPU calculation to cost of service, which we consider to be the most directly comparable GAAP financial measure.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
(In thousands, except number of months and CCPU)	(Unaudited)		(Unaudited)
Cost of service (exclusive of depreciation and amortization)	$84,543	$89,352	$250,442	$273,331
Less: Cost of service associated with initial customer acquisition	(546)	(550)	(1,507)	(1,675)
Add: General and administrative and restructuring expenses (excluding Bluebottle USA Investments L.P. expenses prior to the IPO)(1)	88,742	83,696	253,398	258,966
Less: Non-cash compensation expense	(2,446)	(1,390)	(9,207)	(3,580)
Less: Write-offs of fixed assets	(441)	—	(671)	—
Add: Net loss on equipment sold to existing customers	20,363	15,947	57,502	52,422
Add: Cooperative advertising expenses in support of existing customers	398	614	138	2,004
Add: Other expense (income), net of tax receivable agreements expense, debt extinguishment costs and Bluebottle USA Investments L.P.	(1)	(80)	73	(281)

Total CCPU costs	$190,612	$187,589	$550,168	$581,187
Divided by weighted average number of customers	5,036	4,880	5,047	4,866
Divided by number of months in the period	3	3	9	9

CCPU	$12.62	$12.81	$12.11	$13.27

(1)	Bluebottle USA Investments L.P. general and administrative expenses were $95 and $108 for the three and nine months ended September 30, 2007, respectively. Bluebottle USA Investments L.P. expenses were $0 for the three and nine months ended September 30, 2008.

Cost per gross addition, or CPGA, is used to measure the cost of acquiring a new customer. The costs included in this calculation are our (i) selling expenses less cooperative advertising in support of existing customers, (ii) net loss on equipment sales (cost of equipment less net equipment revenue), excluding the net loss on equipment sold to existing customers, (iii) equity issued to a member, and (iv) cost of service associated with initial customer acquisition. These costs are divided by gross additions for the period being measured. CPGA helps us to assess the efficiency of our customer acquisition methods and evaluate our sales and distribution strategies. CPGA also allows us to compare our average acquisition costs to those of other wireless communications providers.

The following table illustrates the calculation of CPGA and reconciles the total costs used in the CPGA calculation to selling expense, which we consider to be the most directly comparable GAAP financial measure.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
(In thousands, except CPGA)	(Unaudited)		(Unaudited)
Selling expenses	$22,279	$31,754	$77,040	$75,889
Add: Cost of equipment	102,997	99,133	307,770	292,157
Less: Net equipment revenue	(18,154)	(18,090)	(67,221)	(52,942)
Less: Net loss on equipment sold to existing customers	(20,363)	(15,947)	(57,502)	(52,422)
Less: Cooperative advertising in support of existing customers	(398)	(614)	(138)	(2,004)
Add: Cost of service associated with initial customer acquisition	546	550	1,507	1,675

Total CPGA costs	$86,907	$96,786	$261,456	$262,353
Divided by gross additions	821	760	2,345	2,427

CPGA	$105.86	$127.35	$111.50	$108.10

Unlevered free cash flow is calculated as net cash provided by operating activities excluding interest payments and less capital expenditures. Unlevered free cash flow is a non-GAAP financial measure that indicates cash generated by our business after operating expenses and capital expenditures but before interest expense. We believe this measure helps to (i) evaluate our ability to satisfy our debt and meet other mandatory payment obligations, (ii) measure our ability to pursue growth opportunities, and (iii) determine the amount of potential cash which may potentially be available to stockholders in the form of stock repurchase and/or dividends, subject to the terms and conditions of our Senior Credit Agreement. Given that our business is not capital intensive, we believe this measure to be of particular relevance and utility. We also use free cash flow internally for a variety of purposes, including managing our projected cash needs.

The following table illustrates the calculation of free cash flow and reconciles free cash flow to cash provided by operating activities which we consider to be the most directly comparable GAAP financial measure.

	Nine Months Ended September 30,
	2008	2007
(In thousands)	(Unaudited)
Calculation of unlevered free cash flow:
Net cash provided by operating activities	$40,798	$26,787
Less: Capital expenditures	(12,570)	(19,144)

Free cash flow	$28,228	$7,643
Add: Cash paid for interest	23,935	41,270

Unlevered cash flow	$52,163	$48,913

Pro Forma Earnings Per Share (Unaudited). Virgin Mobile USA is presenting its earnings per share for 2007 on a pro forma basis to reflect its IPO, which took place in October 2007.

The calculation of diluted earnings per share converts the historical weighted average number of units of limited liability company interests in Virgin Mobile USA, LLC outstanding as of January 1, 2007 for the three and nine months ended September 30, 2007, to common stock based on a conversion rate used in the reorganization. Pro forma earnings per share reflects shares issued in the IPO, which are assumed to be outstanding for all periods presented.

	Three months ended September 30, 2007	Nine months ended September 30, 2007
(In thousands, except per share amounts)	(Unaudited)	(Unaudited)
Net income	$(7,381)	$18,931

Weighted average shares outstanding - diluted	25,828	50,652
Adjustments for pro forma weighted average shares:
Increase in common shares outstanding if IPO occurred on January 1, 2007	26,800	15,847

Pro forma weighted average shares outstanding - diluted	52,628	66,499

Earnings per share - diluted	$(0.29)	$0.37
Pro forma earnings per share - diluted	$(0.14)	$0.28

Adjusted earnings per share. The Company is presenting adjusted earnings per share which excludes non-cash charges associated with the acquisition of Helio which occurred on August 22, 2008.

	Three months ended September 30, 2008	Nine months ended September 30, 2008
(In thousands, except per share amounts)	(Unaudited)	(Unaudited)
Diluted Earnings per share	$0.07	$0.23
Amortization of Intangible assets per share, net of minority interest	$0.01	$0.00

Adjusted earnings per share	$0.08	$0.23

SOURCE: Virgin Mobile USA, L.P.

Web site: http://www.virginmobileusa.com/